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                                                                      EXHIBIT 12

EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                     BancWest Corporation and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges


                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                              SEPTEMBER 30,                     SEPTEMBER 30,

                                        ----------------------------     ----------------------------
                                             2001           2000             2001            2000
                                        -------------   ------------     -------------   ------------
                                                           (dollars in thousands)
Income before income taxes              $    107,928    $    97,128      $    318,130    $   275,174
                                        -------------   ------------     -------------   ------------


Fixed charges (1):
    Interest expense                         119,929        148,226           404,279        407,871
    Rental expense                             3,830          4,438            11,481         11,975
                                        -------------   ------------     -------------   ------------
                                             123,759        152,664           415,760        419,846
Less interest on deposits                     92,405        120,389           318,687        330,200
                                        -------------   ------------     -------------   ------------

    Net fixed charges                         31,354         32,275            97,073         89,646
                                        -------------   ------------     -------------   ------------

    Earnings, excluding
       interest on deposits             $    139,282    $   129,403      $    415,203    $   364,820
                                        =============   ============     =============   ============

    Earnings, including
       interest on deposits             $    231,687    $   249,792      $    733,890    $   695,020
                                        =============   ============     =============   ============

Ratio of earnings to fixed charges:

    Excluding interest on deposits             4.44X          4.01x             4.28X          4.07x

    Including interest on deposits             1.87X          1.64x             1.77X          1.66x
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(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges.
    Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.
    Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.